Filed pursuant to Rule 424(b)(3)
Registration No. 333-199498

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated April 21, 2015)

CORINDUS VASCULAR ROBOTICS, INC.

10,666,570 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated April 21, 2015, relating to the resale by the selling stockholders named in the prospectus (the “Selling Stockholders”) of up to 10,666,570 shares of Common Stock, par value $0.0001 per share, of Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”) sold to the Selling Stockholders in connection with a private placement completed on September 16, 2014. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The Company is not offering any shares of Common Stock for sale under this prospectus and will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2016.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated February 9, 2016.

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2016

CORINDUS VASCULAR ROBOTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37406	30-0687898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Waverley Oaks Rd., Suite 105
Waltham, MA 02452
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (508) 653-3335

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of D irectors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 4, 2016, the Board appointed Campbell Rogers, M.D. to serve as a director until such time as he will stand for election at the Company’s 2016 annual meeting of shareholders. Dr. Rogers will also serve as a member of the Board’s Audit Committee. A press release reflecting Dr. Rogers’ appointment, dated February 8, 2016, is attached hereto as Exhibit 99.1.

As with its other directors, the Company entered into its standard form of indemnification agreement with Dr. Rogers, which, among other things, provides for indemnification to the fullest extent permitted by the laws of the state of Nevada, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether he is entitled to indemnification and dispute resolution procedures.

Upon his appointment, Dr. Rogers received a non-qualified stock option for 98,522 shares of the Company’s common stock with an exercise price based on the closing price of the Company’s common stock on the NYSE MKT on the date of grant, or $2.03 per share. On the first anniversary of the grant date, 50% of the shares vest with the remaining 50% of the shares vesting on the second anniversary of the grant date, subject to continued service on the Board.

In addition to the stock option grant described above, Dr. Rogers will also participate in the Company’s non-employee director compensation policy, as described in the Company’s prospectus filed May 29, 2015. Dr. Rogers will also be entitled to reimbursement for certain customary business expenses in connection with attending board meetings.

There were no arrangements or understandings between Dr. Rogers and any other person pursuant to which Dr. Rogers was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Rogers has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Rogers has not previously held any positions with the Company and has no family relationships with any directors or executive officers of the Company.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description

99.1	Press release dated February 8, 2016 issued by Corindus Vascular Robotics, Inc.*

___________________

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2016	CORINDUS VASCULAR ROBOTICS, INC.

	By:	/s/ David M. Handler
	Name:	David M. Handler
	Title:	Chief Executive Officer and President

CORINDUS VASCULAR ROBOTICS, INC.

10,666,570 Shares of Common Stock

_________________________

PROSPECTUS SUPPLEMENT NO. 6

_________________________

Dated February 9, 2016